As filed with the Securities and Exchange Commission on December 10, 2014	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAJESCO ENTERTAINMENT COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1529524
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

160 Raritan Center Parkway

Edison, New Jersey 08837

(Address of Principal Executive Offices, Including Zip Code)

MAJESCO ENTERTAINMENT COMPANY

AMENDED AND RESTATED 2004 EMPLOYEE, DIRECTOR AND CONSULTANT INCENTIVE PLAN

(Full Title of the Plan)

Michael Vesey
Chief Financial Officer
Majesco Entertainment Company
160 Raritan Center Parkway
Edison, New Jersey 08837
(732) 225-8910

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Todd E. Mason, Esq.
Thompson Hine LLP
335 Madison Ave.
New York, New York 10017
(212) 908-3946

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of Registration Fee(2)
Common stock, par value $0.001 per share	428,571 shares	$0.69	$295,714	$35

(1)	Amount to be registered consists of 428,571 additional shares that may be issued pursuant to, or pursuant to awards granted under, the Majesco Entertainment Company Amended and Restated 2004 Employee, Director and Consultant Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of common stock that may be offered or sold as a result of any adjustments by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of shares of the company’s common stock outstanding.

(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices of a share of common stock as reported on the Nasdaq Capital Market on December 5, 2014.

EXPLANATORY NOTE

Majesco Entertainment Company (the “Company”) registered 306,122 shares, as adjusted for a 1-for-7 stock split that the Company completed on December 31, 2004 and a 1-for-7 stock split that the Company completed on June 13, 2014, for issuance under the Company’s 2004 Employee, Director and Consultant Stock Plan (the “Plan”) on a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 1, 2004 (Registration No. 333-120143). In conjunction with the amendment and restatement of the Plan as the Company’s Amended and Restated 2004 Employee, Director and Consultant Incentive Plan, the Company registered an additional 571,428 shares, as adjusted for a 1-for-7 stock split that the Company completed on June 13, 2014, for issuance under the Plan on a registration statement on Form S-8 filed with the Commission on August 2, 2006 (Registration No. 333-136260) and an additional 642,857 shares, as adjusted for a 1-for-7 stock split that the Company completed on June 13, 2014, for issuance under the Plan on a registration statement on Form S-8 filed with the Commission on July 7, 2010 (Registration No. 333-168008). On April 18, 2012, the Company registered an additional 542,857 shares (Registration No. 333-181912) authorized by an amendment to the Plan approved by the stockholders of the Company on April 19, 2013, as adjusted for a 1-for-7 stock split that the Company completed on June 13, 2014. This registration statement on Form S-8 (this “Registration Statement”) is filed for the purpose of registering an additional 428,571 shares authorized by an amendment to the Plan approved by the stockholders of the Company on April 25, 2014, as adjusted for a 1-for-7 stock split that the Company completed on June 13, 2014.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

The Company has delivered, or will cause to be delivered, documents containing the information specified by Part I of this Registration Statement to participants in the Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. Such documents need not be filed with the Commission, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by the Company with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1. The Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2013, as filed with the Commission on January 14, 2014.

2. The Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended January 31, 2014, as filed with the Commission on March 12, 2014, for the fiscal quarter ended April 30, 2014, as filed with the Commission on June 9, 2014, and for the fiscal quarter ended July 31, 2014, as filed with the Commission on September 15, 2014.

3. The Company’s Current Reports on Form 8-K, as filed with the Commission on February 28, 2014, April 4, 2014, May 1, 2014, June 11, 2014, July 8, 2014, November 6, 2014 and November 13, 2014.

4. The description of the Company’s common stock, par value $0.001 per share (the “Common Stock”), contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on January 21, 2005, including any amendment or report filed thereafter for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s restated certificate of incorporation and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law (the “DGCL”) against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

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Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, Article Ninth of the Company’s restated certificate of incorporation eliminates the liability of a director to the Company or its stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL; and

•	from any transaction from which the director derived an improper personal benefit.

The Company carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

The Company has entered into indemnification agreements with each of its directors. Pursuant to the indemnification agreements, the Company is required to, among other things, indemnify each indemnitee against all expenses (including, attorneys’ fees, disbursements and retainers, fees and disbursements of expert witnesses, private investigators and professional advisors and other disbursements and expenses) actually and reasonably incurred in connection with certain proceedings that relate to the indemnitee’s corporate status (as defined in the indemnification agreements). The Company also is required to indemnify for expenses incurred by the indemnitee if, by reason of his or her corporate status, such indemnitee is a witness in any proceeding. Further, the Company is required to indemnify for expenses incurred by the indemnitee in defense of a proceeding to the extent the indemnitee has been successful on the merits or otherwise. Finally, if the indemnitee is involved in certain proceedings as a result of the indemnitee’s corporate status, the Company is required to advance all expenses incurred by or on behalf of the indemnitee in connection with such proceeding, without regard to the indemnitee’s ability to repay the expenses and without regard to the indemnitee’s ultimate entitlement to indemnification under the other provisions of the indemnification agreement; provided, however, that to the extent required by the DGCL, the indemnitee must repay all the expenses paid to the indemnitee if it is finally determined that the indemnitee is not entitled to be indemnified.

The indemnification agreements contain certain exceptions to the Company’s obligation to indemnify. Among these exceptions, the Company is not obligated to make any indemnity in connection with any claim made against the indemnitee: (i) for which payment has actually been made to or on behalf of the indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provisions; (ii) for an accounting of profits made from the purchase and sale (or sale and purchase) by the indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act, or similar provisions of state statutory law or common law; or (iii) for which payment is prohibited by applicable law.

The indemnification agreements also require the Company to, from time to time, make a good faith determination whether or not it is practicable to obtain and maintain a policy or policies of insurance with a reputable insurance company providing the indemnitee with coverage for losses from wrongful acts and, to the extent we obtain such insurance, an indemnitee who is a director shall be named as an insured. However, the Company is not obligated to obtain or maintain such insurance.

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All agreements and obligations of the Company contained in the indemnification agreements will continue during the period when the director who is a party to an indemnification agreement is a director of the Company (or is serving at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and will continue thereafter so long as such director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative. In addition, the indemnification agreements provide for partial indemnification and advance of expenses.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

See Exhibit Index following signature page.

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in the first paragraph of Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edison, and State of New Jersey, on the 10th day of December, 2014.

MAJESCO ENTERTAINMENT COMPANY

By	/s/ Jesse Sutton
Jesse Sutton
Chief Executive Officer

POWER OF ATTORNEY

The registrant and each person whose signature appears below constitutes and appoints Jesse Sutton and Michael Vesey and each of them singly, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement on Form S-8, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jesse Sutton Jesse Sutton	Chief Executive Officer and Director (Principal Executive Officer)	December 10, 2014

/s/ Michael Vesey Michael Vesey	Chief Financial Officer (Principal Financial and Accounting Officer)	December 10, 2014

/s/ Allan I. Grafman Allan I. Grafman	Chairman of the Board	December 10, 2014

/s/ Laurence Aronson Laurence Aronson	Director	December 10, 2014

/s/ Stephen Wilson Stephen Wilson	Director	December 10, 2014

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INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

(4)	INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

4.1	Restated Certificate of Incorporation of Majesco Entertainment Company, as amended on June 13, 2014 (incorporated herein by reference to Exhibit 3.01 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on September 15, 2014).

4.2	Restated Bylaws of Majesco Entertainment Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 17, 2005).

(5)	OPINION REGARDING LEGALITY

5.1	Opinion of Thompson Hine LLP with respect to the legality of the securities being registered.*

(10)	MATERIAL CONTRACTS

10.1	Majesco Entertainment Company Amended and Restated 2004 Employee, Director and Consultant Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2014).

(23)	CONSENT OF EXPERTS AND COUNSEL

23.1	Consent of EisnerAmper LLP.*

23.2	Consent of Thompson Hine LLP (contained in their opinion filed as Exhibit 5.1).*

(24)	POWERS OF ATTORNEY

24.1	Powers of Attorney (see page II-5 of this Registration Statement).*

*Filed herewith.

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